Exhibit 10.10

UIPATH, INC.

RSU AWARD GRANT NOTICE

(2021 EQUITY INCENTIVE PLAN)

UiPath, Inc. (the “Company”) has awarded to you (the “Participant”) the number of restricted stock units specified and on the terms set forth below in consideration of your services (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions as set forth herein and in the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Global RSU Award Agreement, including any additional terms and conditions for your country included in the appendix attached thereto, which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Restricted Stock Units:

Vesting Schedule:	[__________________________________________________________________]. Notwithstanding the foregoing, vesting shall terminate upon the Participant’s termination of Continuous Service.

Issuance Schedule:	One share of Class A Common Stock will be issued for each restricted stock unit which vests at the time set forth in Section 5 of the Agreement.

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•

The RSU Award is governed by this RSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Global RSU Award Agreement, including any additional terms and conditions for your country included in the appendix attached thereto (collectively, the “Agreement”), all of which are made a part of this document. Unless otherwise provided in the Plan or the Agreement, this Grant Notice may not be modified, amended or revised except in a writing signed by you and a duly authorized Officer of the Company.

•

You have read and are familiar with the provisions of the Plan, the Agreement and the Prospectus. In the event of any conflict between the provisions in the Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•

The Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Class A Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this RSU Award.

UIPATH, INC.	PARTICIPANT:

By:
Signature	Signature
Title:	Date:
Date:

UIPATH, INC.

2021 EQUITY INCENTIVE PLAN

GLOBAL RSU AWARD AGREEMENT

As reflected by your RSU Award Grant Notice (“Grant Notice”) UiPath, Inc. (the “Company”) has granted you a RSU Award under its 2021 Equity Incentive Plan (the “Plan”) for the number of restricted stock units as indicated in your Grant Notice (the “RSU Award”). The terms of your RSU Award are subject to the Plan, the Grant Notice and the Global RSU Award Agreement, including any additional terms and conditions for your country included in the appendix attached thereto (collectively, the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your RSU Award are as follows:

1. GOVERNING PLAN DOCUMENT. Your RSU Award is subject to all the provisions of the Plan. Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2. GRANT OF THE RSU AWARD. This RSU Award represents your right to be issued on a future date the number of shares of the Company’s Class A Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice subject to your satisfaction of the vesting conditions set forth therein (the “Restricted Stock Units”). Notwithstanding the foregoing, the Company, in its sole discretion, may settle the RSU Award in cash if necessary or appropriate for legal or administrative reasons based on laws in your jurisdiction. Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.

3. DIVIDENDS. You shall receive no benefit or adjustment to your RSU Award with respect to any cash dividend, stock dividend, or other distribution that does not result from a Capitalization Adjustment as provided in the Plan; provided, however, that this sentence shall not apply with respect to any shares of Class A Common Stock that are delivered to you in connection with your RSU Award after such shares have been delivered to you.

4. WITHHOLDING OBLIGATIONS.

(a) You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate employing you (the “Employer”), the ultimate liability for all income tax (including U.S. federal, state, and local taxes and/or foreign taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including, but not limited to, the grant of the RSU Award, the vesting of the RSU Award, the issuance of shares in settlement of vesting of the RSU Award, the subsequent sale of any shares of Class A Common Stock acquired pursuant to the RSU Award and the receipt of any dividends or dividend equivalents; and (ii) do not commit to and are under no obligation to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country, you acknowledge that the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.

(b) Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (ii) withholding from proceeds of the sale of shares of Class A Common Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (iii) withholding from shares of Class A Common Stock to be issued to you upon settlement of the Restricted Stock Units; or (iv) any other method of withholding determined by the Company and permitted by Applicable Law; provided, however, that that if you are a Section 16 Officer of the Company under the Exchange Act, then the Plan Administrator shall establish the method of withholding from alternatives (i)-(iv) herein and, if the Plan Administrator does not exercise its discretion prior to the applicable withholding event, then you shall be entitled to elect the method of withholding from the alternatives above.

(c) The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including minimum and maximum rates. In the event of over-withholding you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in shares of Class A Common Stock) from the Company or the Employer; otherwise, you may be able to seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Class A Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Class A Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Class A Common Stock is held back solely for the purpose of paying the Tax-Related Items.

(d) You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Class A Common Stock, or the proceeds of the sale of shares of Class A Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

5. DATE OF ISSUANCE.

(a) To the extent your RSU Award is exempt from application of Section 409A of the Code and any state law of similar effect (collectively “Section 409A”), the Company will deliver to you a number of shares of the Company’s Class A Common Stock equal to the number of vested Restricted Stock Units subject to your RSU Award, including any additional Restricted Stock Units received pursuant to Section 3 above that relate to those vested Restricted Stock Units on the applicable vesting date(s), or if such date is not a business day, such delivery date shall instead fall on the next following business day (the “Original Distribution Date”).

(b) Notwithstanding the foregoing, in the event that you are prohibited from selling shares of the Company’s Class A Common Stock in the public market on the scheduled delivery date by the Trading Policy or otherwise, and the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution, then such shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Class A Common Stock in the open market, but in no event later than the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the shares covered by the RSU Award vest. Delivery of the shares pursuant to the provisions of Section 5 is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner. However, if and to the extent the RSU Award is a Non-Exempt Award, the provisions of the Plan with respect to Non-Exempt Awards shall apply in lieu of the provisions in this Section 5

(c) In addition and notwithstanding the foregoing, no shares of the Company’s Class A Common Stock issuable to you under this Section 5 as a result of the vesting of one or more Restricted Stock Units will be delivered to you until any filings that may be required pursuant to the Hart-Scott-Rodino (“HSR”) Act in connection with the issuance of such shares have been filed and any required waiting period under the HSR Act has expired or been terminated (any such filings and/or waiting period required pursuant to HSR, the “HSR Requirements”). If the HSR Requirements apply to the issuance of any shares of the Company’s Class A Common Stock issuable to you under this Section 5 upon vesting of one or more Restricted Stock Units, such shares of the Company’s Class A Common Stock will not be issued on the Original Distribution Date and will instead be issued on the first business day on or following the date when all such HSR Requirements are satisfied and when you are permitted to sell shares of the Company’s Class A Common Stock on an established stock exchange or stock market, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities. Notwithstanding the foregoing, the issuance date for any shares of the Company’s Common Stock delayed under this Section 5(c) shall in no event be later than December 31 of the calendar year in which the Original Distribution Date occurs (that is, the last day of your taxable year in which the Original Distribution Date occurs), unless a later issuance date is permitted without incurring adverse tax consequences under Section 409A or other Applicable Laws.

6. NATURE OF GRANT. In accepting the RSU Award, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the RSU Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, other equity awards or benefits in lieu of equity awards, even if equity awards have been granted in the past;

(c) all decisions with respect to future RSU Awards or other grants, if any, will be at the sole discretion of the Company;

(d) the RSU Award grant and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate;

(e) you are voluntarily participating in the Plan;

(f) the RSU Award and any shares of Class A Common Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g) the RSU Award and any shares of Class A Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(h) the future value of the shares of Class A Common Stock underlying the RSU Award is unknown, indeterminable, and cannot be predicted with certainty;

(i) if the RSU Award vests and you are issued shares of Class A Common Stock, the value of such shares of Class A Common Stock may increase or decrease in value following the date the shares are issued; even below the Fair Market Value on the date the RSU Award is granted to you;

(j) for purposes of the RSU Award, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), your right to vest in the RSU Award under the Plan, if any, will terminate as of such date; however, unless otherwise determined by the Company, the RSU Award will continue to vest through any statutory notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any; the Plan Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the RSU Award (including whether you may still be considered to be providing services while on a leave of absence);

(k) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSU Award resulting from your termination of Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed, or the terms of your employment agreement, if any);

(l) unless otherwise agreed with the Company in writing, the RSU Award and any shares of Class A Common Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a Director of the Company or member of the board of directors of any Affiliate; and

(m) neither the Company, the Employer or any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSU Award or the subsequent sale of any shares of Class A Common Stock acquired upon settlement of the RSU Award.

7. ELECTRONIC DELIVERY AND PARTICIPATION. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

8. TRANSFERABILITY. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution

9. CORPORATE TRANSACTION. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

10. NO LIABILITY FOR TAXES. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.

11. SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12. WAIVER. You acknowledge that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

13. NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Class A Common Stock. Without limiting the generality of the foregoing, you should be aware that U.S. estate tax may be assessed at the time of death if you hold shares of Class A Common Stock (and certain awards) at this time. U.S. estate tax law requires that, for the estates of non-U.S. citizens who reside outside the U.S. (“non-resident aliens”), an estate tax return must be filed if the gross estate exceeds USD 60,000, though if an estate tax treaty applies, the consequences will differ. The gross estate of a non-resident alien consists only of assets located in the U.S., which will include your shares of Class A Common Stock (and certain awards granted under the Plan). You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14. DATA PRIVACY NOTICE AND CONSENT.

(a) Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Class A Common Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Class A Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent.

(b) Stock Plan Administration Service Providers. The Company transfers Data to Shareworks by Morgan Stanley and certain of its affiliated companies (the “Designated Broker”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the Designated Broker or other service providers, with such agreement being a condition to the ability to participate in the Plan. The Company and the Designated Broker are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is your consent.

(c) Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond your period of employment with the Employer.

(d) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your salary from or employment or other service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to you or administer or maintain such awards.

(e) Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.

15. LANGUAGE. You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement or any other documents related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

16. GOVERNING LAW/VENUE. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware. For purposes of any action, lawsuit or other proceeding brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts where this grant is made and/or to be performed.

17. INSIDER TRADING RESTRICTIONS / MARKET ABUSE LAW. You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Class A Common Stock are listed and in applicable jurisdictions, including the United States, your country and the designated broker’s country, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Class A Common Stock, rights to shares of Class A Common Stock (i.e., RSU Awards) or rights linked to the value of the shares of Class A Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Policy, or any other applicable insider trading policy then in effect. You acknowledge that you are responsible for complying with any applicable restrictions and are encouraged to speak with your personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in your country.

18. FOREIGN ASSET/ACCOUNT, EXCHANGE CONTROL AND TAX REPORTING. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Class A Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Class A Common Stock) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country. The Applicable Laws in your country may require that you report such accounts, assets and balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations and you are encouraged to consult with your personal legal advisor for any details.

19. COUNTRY-SPECIFIC PROVISIONS. Notwithstanding any provisions of this Agreement to the contrary, the RSU Award shall be subject to any terms and conditions for your country of residence (and country of employment, if different) set forth in the appendix attached hereto (the “Appendix”). Further, if you transfer residence and/or employment to another country reflected in the Appendix, the terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Global RSU Award Agreement.

20. IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSU Award and on any shares of Class A Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21. OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Insider Trading Policy.

22. QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.

APPENDIX

TO THE

UIPATH, INC.

2021 EQUITY INCENTIVE PLAN

GLOBAL RSU AWARD AGREEMENT

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan, the Grant Notice and/or the Global RSU Award Agreement.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSU Award granted to you under the Plan if you work or reside outside the U.S. and/or in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer employment and/or residency to another country after the date of grant, are a consultant, change employment status to a consultant position, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the additional terms and conditions contained herein shall be applicable to you. References to your Employer shall include any entity that engages your services.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is provided solely for your convenience and is based on the securities, exchange control and other laws in effect in the respective countries as of February 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date by the time you vest in the RSU Award or sell any shares of Class A Common Stock acquired upon settlement of the vested Restricted Stock Units.

In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer to another country after the date of grant, or are considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to you in the same manner.

AUSTRALIA

Terms and Conditions

Tax Conditions. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the RSU Award granted under the Plan, such that the RSU Award is intended to be subject to deferred taxation.

Australian Offer Document.

The Company is pleased to provide you with this offer to participate in the Plan. This offer document sets out information regarding the RSU Award granted under the Plan for Australian resident employees of the Company and its Australian Affiliates. This information is provided by the Company to ensure compliance of the Plan with Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.

Additional Documents. In addition to the information set out in this RSU Award Agreement, you are also being provided with copies of the following documents:

(a)	the Plan;

(b)	the Plan prospectus; and

(c)	the Australian Tax Supplement for the Plan (collectively, the Additional Documents”).

The Additional Documents provide further information to help you make an informed investment decision about participating in the Plan. Neither the Plan nor the Plan prospectus is a prospectus for the purposes of the Corporations Act 2001.

You should not rely upon any oral statements made in relation to this offer. You should rely only upon the statements contained in this RSU Award Agreement and the Additional Documents when considering your participation in the Plan.

General Information Only. The information herein is general information only. It is not advice or information that takes into account your objectives, financial situation and needs.

You should consider obtaining your own financial product advice from a person who is licensed by ASIC to give such advice.

Risk Factors for Australian Residents. Investment in shares of Class A Common Stock involves a degree of risk. You should monitor your participation in the Plan and consider all risk factors relevant to the vesting or issuance of shares of Class A Common Stock under the Plan as set forth below and in the Additional Documents.

You should have regard to risk factors relevant to investment in securities generally and, in particular, to holding shares of Class A Common Stock. For example, the value at which an individual share of Class A Common Stock is quoted on the New York Stock Exchange (“NYSE”) may increase or decrease due to a number of factors. There is no guarantee that the value of a share of Class A Common Stock will increase. Factors that may affect the value of an individual share of Class A Common Stock include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

More information about potential factors that could affect the Company’s business and financial results will be included in the Company’s most recent Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q. Copies of these reports are available at http://www.sec.gov/, on the Company’s “Investor Relations” page at [insert investor webpage], and upon request to the Company.

In addition, you should be aware that the Australian dollar (“AUD”) value of any shares of Common Stock acquired under the Plan will be affected by the USD/AUD exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.

Common Stock in a U.S. Corporation. Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of a share of Class A Common Stock is entitled to one vote. Further, shares of Class A Common Stock are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

Ascertaining the Market Value of Shares of Common Stock. You may ascertain the current market value of an individual share of Common Stock as traded on the NYSE under the symbol “[Insert]” at: https:// https://www.nyse.com/quote/[Insert]. The AUD equivalent of that value can be obtained at: https://www.rba.gov.au/statistics/frequency/exchange-rates.html.

Please note this will not be a prediction of the market value of an individual share of Class A Common Stock when such shares of Class A Common Stock are vested or issued under the Plan or of the applicable exchange rate on the vesting date or the date the shares of Class A Common Stock are issued.

AUSTRIA

Notifications

Exchange Control Information. If you hold securities (including shares of Class A Common Stock acquired under the Plan) outside of Austria, you will be required to submit reports to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the shares of Class A Common Stock as of any given quarter meets or exceeds €30,000,000; and (ii) on an annual basis if the value of the shares of Class A Common Stock as of December 31 meets or exceeds €5,000,000. The deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter. The deadline for filing the annual report is January 31 of the following year.

In addition, if you hold cash (including proceeds from the shares of Class A Common Stock and any cash dividend equivalents or cash dividends) outside of Austria, you may be required to comply with certain exchange control obligations. If the transaction volume of all of your cash accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on a prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. Belgian residents are required to report any security (e.g., shares of Class A Common Stock acquired under the Plan) held or brokerage or bank accounts opened outside Belgium on their annual tax return. In a separate report, Belgian residents are required to provide the National Bank of Belgium with certain details regarding such foreign accounts.

Annual Securities Accounts Tax. If the value of securities held in a Belgian or foreign securities account exceeds EUR 1 million, a new “annual securities accounts tax” applies. Belgian residents should consult with their personal tax advisor regarding the new tax.

CANADA

Terms and Conditions

Settlement of Restricted Stock Units. Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, Restricted Stock Units and any dividend equivalents will be settled in shares of Class A Common Stock only, not cash.

Termination. The following provision replaces Section 6(j) of the Global RSU Award Agreement in its entirety:

(j) In the event of the termination of your Continuous Service (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), unless otherwise provided in this Agreement or determined by the Company, your right to vest in the RSU Award under the Plan will terminate effective as of the earlier of (i) the date upon which you cease to provide services, or (ii) the date upon which you receive a notice of termination and will not in either case be extended by any contractual notice period in which you do not actively provide services or any period of pay in lieu of such notice (including, but not limited to Canadian statutory law, regulatory law and/or common law) mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any; the Plan Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the RSU Award (including whether you may still be considered to be providing services while on a leave of absence).

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the RSU Award, if any, will terminate effective upon the expiry of the minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the statutory notice period, nor will you be entitled to any compensation for lost vesting;

The following terms and conditions apply to employees resident in Quebec:

Language. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette Convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. This provision supplements Data Privacy Section of this Appendix:

You hereby authorize the Company or any Affiliate, including the Employer, and any agents or representatives to (i) discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan, and (ii) disclose and discuss any and all information relevant to the Plan with their advisors. You further authorize the Company or any Affiliate, including the Employer, and any agents or representatives to record such information and to keep such information in your employee file.

Notifications

Securities Law Information. You are permitted to sell shares of Class A Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Class A Common Stock acquired under the Plan takes place outside Canada through the facilities of the exchange on which the shares of Class A Common Stock are then listed.

Foreign Asset/Account Reporting Information. Canadian residents are required to report any foreign specified property held outside Canada (including RSU Awards and shares of Class A Common Stock acquired under the Plan) annually on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds CAD 100,000 at any time during the year. Thus, if the CAD 100,000 cost threshold is exceeded by other foreign specified property held by the individual, RSU Awards must be reported (generally at a nil cost). For purposes of such reporting, shares of Class A Common Stock acquired under the Plan may be reported at their adjusted cost basis. The adjusted cost basis of a share is generally equal to the fair market value of such share at the time of acquisition; however, if you own other shares of Class A Common Stock (e.g., acquired under other circumstances or at another time), the adjusted cost basis may have to be averaged with the adjusted cost bases of the other shares of Class A Common Stock. You should consult with your personal legal advisor to ensure compliance with applicable reporting obligations.

CHINA

TERMS AND CONDITIONS

The following terms apply only to nationals of the People’s Republic of China (the “PRC”) residing in the PRC:

Terms and Conditions

Settlement of Restricted Stock Units and Sale of Shares of Class A Common Stock. This provision supplements Section 5 of the Global RSU Award Agreement.

Due to local regulatory requirements, you agree that the Company may force the sale of the shares of Class A Common Stock to be issued upon vesting. The sale may occur (i) immediately upon vesting, (ii) three months following termination of employment, or (iii) or within any other time frame as the Company determines to be necessary or advisable for legal or administrative reasons. You acknowledge and understand that you must maintain shares of Class A Common Stock acquired under the Plan in an account maintained by the Company’s designated broker. If the Company changes its designated broker, you acknowledge and agree that the Company may transfer any shares issued under the Plan to the new designated broker if necessary for legal or administrative reasons. You agree to sign any documentation necessary to facilitate the transfer.

You further agree that the Company is authorized to instruct its designated broker to assist with the sale of such shares of Class A Common Stock (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares of Class A Common Stock. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of shares of Class A Common Stock at any particular price. Upon the sale of shares of Class A Common Stock, the Company agrees to pay you the cash proceeds from the sale of shares of Class A Common Stock, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. You acknowledge that you are not aware of any material non-public information with respect to the Company or any securities of the Company as of the date of the Agreement.

You understand that the Employer and/or any Affiliate to which you provide service must be registered with the State Administration of Foreign Exchange (“SAFE”) prior to settlement of the Restricted Stock Units. If the Company is unable to obtain registration approval for your Employer and/or any Affiliate to which you provide service prior to the vesting of such Restricted Stock Units, the settlement of the Restricted Stock Units may be delayed.

Exchange Control Requirements. You understand and agree that, pursuant to local exchange control requirements, you will be required to immediately repatriate the proceeds received in connection with the Plan to China prior to using those proceeds for any purpose. You further understand that, under local law, such repatriation of the proceeds will be effectuated through a special exchange control account established by the Company or a Chinese Affiliate, and you hereby consent and agree that any proceeds received in connection with the Plan will be transferred to such special account prior to being delivered to you. The proceeds may be paid in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, you understand that you are required to set up a U.S. dollar bank account in China and must provide the Company with relevant account details as may be requested so that the proceeds received in connection with the Plan may be delivered into this account. You understand that if you fail to set up such account or fail to provide the requested details to the Company, you might not be able to receive sale proceeds or delivery of proceeds may be delayed. If the proceeds from the sale of your shares of Class A Common Stock are converted to local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate, and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions in China. You agree to bear any currency fluctuation risk between the date the Restricted Stock Units vest and the shares of Class A Common Stock are sold and the time that (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities, and (ii) net proceeds are converted to local currency and distributed to you. You acknowledge that the Company and any Affiliate cannot be held liable for any delay in delivering the proceeds to you. You agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated broker) to effectuate any of the remittances, transfers, conversions or other processes affecting the proceeds. Finally, you agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. You may be required to report to SAFE all details of your foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents.

CZECH REPUBLIC

Notifications

Exchange Control Notification. You may be required to fulfill certain notification duties in relation to the Restricted Stock Units and the opening and maintenance of a foreign account, including reporting foreign financial assets with a value of CZK 200,000,000 or more. You should consult your personal legal advisor to ensure compliance with the applicable requirements.

DENMARK

Notifications

Foreign Asset / Account Reporting Notification. If you establish an account holding cash or shares of Class A Common Stock outside Denmark, you must report the account to the Danish Tax Administration. The form may be obtained from a local bank.

FINLAND

There are no country-specific provisions.

FRANCE

Terms and Conditions

Language Consent. By accepting the RSU Award, you confirm having read and understood the documents related to the RSU Award (the Plan and the Agreement) which were provided in the English language. You accept the terms of these documents accordingly.

Consentement à la Langue Utilisée. En acceptant l’attribution de droits sur des actions assujettis à restrictions (RSU Award, l’ « Attribution de RSU »), vous confirmez avoir lu et compris les documents relatifs à l’attribution (le Plan et le Contrat d’Attribution de RSU) qui ont été remis en anglais. Vous acceptez les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. If you hold cash or shares of Class A Common Stock outside of France or maintain a foreign bank or brokerage account (including accounts that were opened and closed during the tax year), you are required to report such assets and accounts to the French tax authorities on an annual basis on a specified form, together with your income tax return. Failure to complete this reporting can trigger significant penalties.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of EUR 12,500 must be reported monthly to the German Federal Bank (Bundesbank). If you receive a payment in excess of EUR 12,500 in connection with the sale of shares of Class A Common Stock acquired under the Plan or the receipt of any cash dividends, the report must be filed electronically by the fifth day of the month following the month in which the payment was received. The form of report (Allgemeines Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

Foreign Asset/Account Reporting Information. German residents holding shares of Class A Common Stock must notify their local tax office if the acquisition of shares of Class A Common Stock under the Plan leads to a so-called qualified participation at any point during the calendar year. A qualified participation is attained only in the unlikely event (i) you own at least 1% of the Company and the value of the shares of Class A Common Stock acquired exceeds €150,000, or (ii) you hold shares of Class A Common Stock exceeding 10% of the total capital of the Company.

HONG KONG

TERMS AND CONDITIONS

Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Agreement, the RSU Award is payable in shares of Class A Common Stock only.

Sale Restriction. Any shares of Class A Common Stock received at vesting are accepted as a personal investment. In the event that the RSU Award vest and shares of Class A Common Stock are issued to you (or your heirs) within six (6) months of the Date of Grant, you (or your heirs) agree that the shares of Class A Common Stock will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Date of Grant.

NOTIFICATIONS

Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You should exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. Neither the grant of the RSU Award nor the issuance of shares of Class A Common Stock upon vesting of the RSU Award constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its subsidiaries. The Global RSU Award Agreement, including this Appendix, the Plan and other incidental communication materials distributed in connection with the RSU Award (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company or its subsidiaries and may not be distributed to any other person.

INDIA

Notifications

Exchange Control Information. Indian residents are required to repatriate the proceeds from the sale of shares of Class A Common Stock to India within specified timeframes. You must retain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with these requirements. Neither the Company nor the Employer will be liable for any fines or penalties resulting from your failure to comply with any Applicable Laws.

Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including shares of Class A Common Stock held outside of India) in their annual tax returns. You are responsible for complying with this reporting obligation and should confer with your personal tax advisor to determine your obligations in this regard.

INDONESIA

Terms and Conditions

Language Consent and Notification. By accepting the Restricted Stock Units, you (i) confirm having read and understood the documents relating to the grant (i.e., the Plan and the Agreement) which were provided in the English language, (ii) accept the terms of those documents accordingly, and (iii) agree not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

Persetujuan dan Pemberitahuan Bahasa. Dengan menerima pemberian Unit Saham Terbatas ini, Peserta (i) memberikan konfirmasi bahwa dirinya telah membaca dan memahami dokumen-dokumen berkaitan dengan pemberian ini (yaitu, Perjanjian Penghargaan dan Program) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).

Notifications

Exchange Control Information. Indonesian residents are required to provide the Indonesian central bank (Bank Indonesia) with information on foreign exchange activities. The reporting must be completed online through Bank Indonesia’s website, no later than the 15th day of the month following the month in which the foreign exchange activity took place.

In addition, if you remit proceeds from the sale of the shares of Class A Common Stock or the receipt of any dividends paid on such shares into Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to Bank Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report.

IRELAND

There are no country-specific provisions.

ISRAEL

TERMS AND CONDITIONS

Terms and Conditions

The following provisions apply if you were an Israeli tax resident when the RSU Award was granted:

Trust Arrangement. You understand and agree that the Restricted Stock Units granted under the Agreement is subject to and in accordance with the terms and conditions of the Plan, the Israeli Subplan (the “Sub-Plan”), the Agreement, the Trust Agreement (the “Trust Agreement”), between the Company and the Company’s trustee, IBI Capital Trust Ltd. (the “Trustee”) or any successor trustee, appointed by the Company or an Affiliate. In the event of any inconsistencies between the Sub-Plan, the Agreement and/or the Plan, the Sub-Plan will govern.

Type of Grant. The Restricted Stock Units are intended to qualify for favorable tax treatment in Israel as a “Trustee 102 Award” (as defined in the Sub-Plan) subject to the terms and conditions of Section 102(b)(2) of the Income Tax Ordinance (New Version) – 1961 (“Section 102”) and the rules promulgated thereunder. Notwithstanding the foregoing, by accepting the Restricted Stock Units, you acknowledge that the Company cannot guarantee or represent that the favorable tax treatment under the 102 Capital Gains Track will apply to the Restricted Stock Units.

By accepting the Restricted Stock Units, you: (a) acknowledge receipt of and represent that you have read and are familiar with the terms and provisions of Section 102, the Plan, the Sub-Plan, and the Agreement; (b) accept the Restricted Stock Units subject to all of the terms and conditions of the Agreement, the Plan, the Sub-Plan and Section 102 and the rules promulgated thereunder; and (c) agree that the Agreement and/or any Restricted Stock Units issued in connection therewith, will be registered for your benefit in the name of the Trustee as required to qualify under Section 102.

You hereby undertake to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any Restricted Stock Units or shares of Class A Common Stock granted thereunder. You agree to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with Section 102 and the Income Tax Ordinance (New Version) – 1961 (“ITO”).

Electronic Delivery. To the extent required pursuant to Israeli tax law and/or by the Trustee, you consent and agree to deliver hard-copy written notices and/or actual copies of any notices or confirmations provided by you related to your participation in the Plan. If you reside in Israel and have not already signed an Israeli consent in connection with grants made under the Plan, then you must print, sign and deliver the signed copy of the Israeli consent provided by the Company within 60 days to: equity@uipath.com. If the Company or its Affiliate in Israel do not receive the signed Israeli consent within 60 days, the Company may cancel the Restricted Stock Units in which case, the Restricted Stock Units will become null and void.

The following provisions apply if you were not an Israeli tax resident when the Restricted Stock Units were granted or if the Restricted Stock Units do not qualify as a 102 Capital Gains Track Grant:

Immediate Sale Restriction. Notwithstanding anything to the contrary in the Plan or the Agreement, you may be required to immediately sell all shares of Class A Common Stock acquired upon vesting and settlement of the Restricted Stock Units. Pursuant to this requirement, you authorize the Company to instruct its designated broker to assist with the mandatory sale of the shares of Class A Common Stock (on your behalf pursuant to this authorization without further consent) and you expressly authorize such broker to complete the sale of such shares of Class A Common Stock. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Class A Common Stock at any particular price. Upon the sale of the shares of Class A Common Stock, the Company agrees to pay to you, the cash proceeds from the sale, less any brokerage fees or commissions and any Tax-Related Items.

ITALY

Terms and Conditions

Plan Document Acknowledgement. By accepting the Restricted Stock Units, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

You acknowledge that you have read and specifically and expressly approve the following sections of the Global RSU Award Agreement and this Appendix, including: (4) Withholding Obligations; (6) Nature of Grant; (10) No Liability for Taxes; (11) Severability; (12) Waiver; (14) Data Privacy Notice and Consent; (15) Language; and (16) Governing Law/Venue.

Notifications

Foreign Asset/Account Reporting Information. If you are an Italian resident and, during any fiscal year, hold investments or financial assets outside of Italy (e.g., cash, shares of Class A Common Stock) which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset even if you do not directly hold the investment or asset), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if you are not required to file a tax return).

Foreign Financial Assets Tax. The fair market value of any shares of Class A Common Stock held outside of Italy is subject to a foreign assets tax. Financial assets include shares of Class A Common Stock acquired under the Plan. The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year. You should consult with your personal tax advisor about the foreign financial assets tax.

JAPAN

Notifications

Exchange Control Information. Japanese residents acquiring shares of Class A Common Stock valued at more than JPY 100,000,000 in a single transaction must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within twenty (20) days of the acquisition of the shares.

Foreign Asset/Account Reporting Information. Japanese residents are required to report details of any assets held outside Japan as of December 31st (including shares of Class A Common Stock acquired under the Plan), to the extent such assets have a total net fair market value exceeding JPY 50,000,000. Such report is due by March 15 each year. You should consult your personal legal advisor to ensure compliance with applicable reporting obligations.

MALAYSIA

Terms and Conditions

Cash Settlement. Notwithstanding any provision in the Agreement to the contrary, any vested Restricted Stock Units shall be settled by payment in cash or its equivalent of an amount equal in value to the shares of Class A Common Stock subject to the vested Restricted Stock Units. Any references to the issuance of shares of Class A Common Stock in any documents related to the Restricted Stock Units shall not be applicable. Notwithstanding the foregoing, in the event the settlement of the Restricted Stock Units in cash becomes unnecessary, the Company reserves the right to settle Restricted Stock Units in shares of Class A Common Stock, in its discretion.

Notifications

Director Notification Obligation. If you are a director of a Malaysian Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when you receive or dispose of an interest (e.g., an RSU Award under the Plan or shares of Class A Common Stock) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO

TERMS AND CONDITIONS

Plan Document Acknowledgement. By accepting the RSU Award, you acknowledge that you have received a copy of the Plan and the Agreement, including this Appendix, which you have reviewed. You acknowledge further that you accept all the provisions of the Plan and the Agreement, including this Appendix. You also acknowledge that you have read and specifically and expressly approves the terms and conditions set forth in Section 6 of the Global RSU Award Agreement (Nature of Grant), which clearly provides as follows:

(1) Your participation in the Plan does not constitute an acquired right;

(2) The Plan and your participation in it are offered by the Company on a wholly discretionary basis;

(3) Your participation in the Plan is voluntary; and

(4) None of the Company, its subsidiaries nor the Employer are responsible for any decrease in the value of any shares of Class A Common Stock acquired at vesting of the RSU Award.

Labor Law Policy and Acknowledgment. The following provision supplements Section 6 of the Global RSU Award Agreement (Nature of Grant):

By accepting the RSU Award, you expressly recognizes that the Company, with its principal operating offices at 90 Park Avenue, 20th Floor, New York, NY 10016 U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares of Class A Common Stock under the Plan do not constitute an employment relationship or service contract between you and the Company since you are participating in the Plan on a wholly commercial basis and your sole employer is a Mexican subsidiary of the Company. Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participating in the Plan do not establish any rights between you and the Employer and do not form part of the employment conditions and/or benefits provided by the Employer and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grants a full and broad release to the Company, and its subsidiaries, affiliates, branches, representation offices, shareholders, trustees, directors, officers, employees, agents, or legal representatives with respect to any such claim that may arise.

Reconocimiento del Documento del Plan. Al aceptar las Unidades de Acciones Restringidas, el youe reconoce que ha recibido una copia del Plan, incluyendo este Addendum por país, mismos que el youe ha revisado. El youe reconoce, además, que acepta todas las disposiciones del Plan y el Convenio, incluyendo este Addendum por país. El youe también reconoce que ha leído y que específicamente aprueba de forma expresa los términos y condiciones establecidos en la Sección 11 del Convenio: “Naturaleza del Otorgamiento,” que claramente dispone lo siguiente:

(1) La participación del youe en el Plan no constituye un derecho adquirido;

(2) El Plan y la participación del youe en el Plan se ofrecen por la Compañía de manera totalmente discrecional;

(3) La participación del youe en el Plan es voluntaria; y

(4) Ninguna de las empresas subsidiarias de la Compañía ni el Patrón del youe son responsables de ninguna disminución en el valor de las Acciones adquiridas al momento de tener el derecho respecto a las Unidades de Acciones Restringidas.

Política Laboral y Reconocimiento. Esta disposición suplementa la Sección 11 del Convenio (Naturaleza del Otorgamiento):

Al aceptar las Unidades de Acciones Restringidas, el youe expresamente reconoce que la Compañía, con domicilio de operaciones ubicado en 90 Park Ave. 20th Floor, New York, NY 10016 U.S.A., es el único responsable de la administración del Plan y que la participación del youe en el Plan y la adquisición de Acciones no constituyen una relación de trabajo o un contrato de servicio entre el youe y la Compañía, ya que el youe participa en el Plan de una manera totalmente comercial y su único Patrón es una subsidiaria Mexicana de la Compañía. Derivado de lo anterior, el youe expresamente reconoce que el Plan y los beneficios que le pudieran derivar de la participación en el Plan no establecen derecho alguno entre el youe y el Patrón del youe y no forman parte de las condiciones de trabajo y/o las prestaciones otorgadas por el Patrón y que cualquier modificación al Plan o su terminación no constituye un cambio o menoscabo de los términos y condiciones de la relación de trabajo del youe.

Asimismo, el youe reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o discontinuar la participación del youe en cualquier momento y sin responsabilidad alguna frente el youe.

Finalmente, el youe por este medio declara que no se reserva derecho o acción alguna en contra de la Compañía por cualquier compensación o daños y perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del Plan y, por lo tanto, el youe otorga el más amplio finiquito que en derecho proceda a favor de la Compañía, y sus afiliadas, sucursales, oficinas de representación, accionistas, fiduciarios, directores, funcionarios, empleados, agentes o representantes legales en relación con cualquier demanda o reclamación que pudiera surgir.

NOTIFICATIONS

Securities Law Information. The RSU Award and the shares of Class A Common Stock offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the RSU Award may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Mexican subsidiary of the Company made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

NETHERLANDS

There are no country-specific provisions.

NEW ZEALAND

Notifications

Securities Law Information. You are being offered Restricted Stock Units which, if vested, will entitle you to acquire shares of Class A Common Stock in accordance with the terms of the Agreement and the Plan. The shares of Class A Common Stock, if issued, will give you a stake in the ownership of the Company. You may receive a return if dividends are paid.

If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preferred shares (if any) have been paid. You may lose some or all of your investment, if any.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment. You are advised to ask questions, read all documents carefully, and seek independent financial advice before committing.

The shares of Class A Common Stock are quoted on the New York Stock Exchange. This means that if you acquires shares of Class A Common Stock under the Plan, you may be able to sell the shares of Class A Common Stock on the New York Stock Exchange if there are interested buyers. You may get less than you invested. The price will depend on the demand for the shares of Class A Common Stock.

For a copy of the Company’s most recent financial statements (and, where applicable, a copy of the auditor’s report on those financial statements), as well as information on risk factors impacting the Company’s business that may affect the value of the shares of Class A Common Stock, you should refer to the risk factors discussion on the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company’s website at https://ir.uipath.com.

NORWAY

There are no country-specific provisions.

PHILIPPINES

Terms and Conditions

Cash Settlement. Notwithstanding any provision in the Agreement to the contrary, any vested Restricted Stock Units shall be settled by payment in cash or its equivalent of an amount equal in value to the shares of Class A Common Stock subject to the vested Restricted Stock Units. Any references to the issuance of shares of Class A Common Stock in any documents related to the Restricted Stock Units shall not be applicable. Notwithstanding the foregoing, in the event the settlement of the Restricted Stock Units in cash becomes unnecessary, the Company reserves the right to settle Restricted Stock Units in shares of Class A Common Stock, in its discretion.

POLAND

Notifications

Exchange Control Information. Polish residents holding foreign securities (including shares of Class A Common Stock) abroad must report information to the National Bank of Poland on transactions and balances of the securities deposited in such accounts if the value of such transactions or balances (calculated individually or together with other assets or liabilities held abroad) exceeds PLN 7,000,000. If required, the reports are due on a quarterly basis. Polish residents are also required to transfer funds through a bank account or payment institution in Poland if the transferred amount in any single transaction exceeds a specified threshold (currently EUR 15,000, unless the transfer of funds is considered to be connected with the business activity of an entrepreneur, in which case a lower threshold may apply). Further, upon the request of a Polish bank, Polish residents are required to inform the bank about all foreign exchange transactions performed through such bank. In addition, Polish residents are required to store documents connected with any foreign exchange transaction for a period of 5 years from the end of the year in which such transaction was made. Penalties may apply for failure to comply with exchange control requirements.

PORTUGAL

Terms and Conditions

Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Conhecimento da Lingua. Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no acordo.

QATAR

There are no country-specific provisions.

ROMANIA

Notifications

Foreign Asset/Account Reporting Information. You are not required seek authorization from the National Bank of Romania to participate in the Plan nor will you have to obtain special authorization to open and operate a foreign bank account in order to deposit any dividends or the proceeds from the sale of shares of Class A Common Stock. However, you may be required to provide the Romanian bank to which you transfer such proceeds with appropriate documentation regarding the source of the income.

Exchange Control Information. Any transfer of funds exceeding €15,000 (whether made through a single transfer or a series of transfers) must be reported to the National Office for Prevention and Control of Money Laundering on specific forms by the relevant bank of financial institution. If you deposit proceeds from the sale of Class A Common Stock in a bank account in Romania, you may have to provide the Romanian bank through which the operations are effected with the appropriate documenting regarding receipt of the funds. You should consult with your personal legal advisor to determine whether you will be required to submit such documentation to the Romanian bank.

RUSSIAN FEDERATION

Notifications

Securities Law Information. The Agreement, the Plan and all other materials you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. Any issuance of shares of Class A Common Stock under the Plan has not and will not be registered in Russia and hence the shares of Class A Common Stock described in any Plan-related documents may not be offered or placed in public circulation in Russia. In no event will shares of Class A Common Stock issued to you under the Plan be delivered to you in Russia.

Exchange Control Information. You may be required to repatriate certain cash amounts received with respect to the Restricted Stock Units to Russia as soon as you intend to use those cash amounts for any purpose, including reinvestment. If the repatriation requirement applies, such funds must initially be credited to you through a foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. Under the Directive N 5371-U of the Russian Central Bank (the “CBR”), the repatriation requirement may not apply in certain cases with respect to cash amounts received in an account that is considered by the CBR to be a foreign brokerage account. Statutory exceptions to the repatriation requirement also may apply. You should contact your personal advisor to ensure compliance with the applicable exchange control requirements prior to vesting in the Restricted Stock Units and/or selling shares of Class A Common Stock.

Foreign Asset/Account Reporting Information. You are required to file the following reports or notifications with the Russian tax authorities, if applicable: (i) annual cash flow reporting for an offshore brokerage account (due by June 1 each year for the previous year, with the first reporting due by June 1, 2021 for calendar year 2020); (ii) financial asset (including shares of Class A Common Stock) reporting for an offshore brokerage account (due by June 1 each year for the previous year, with the first reporting due by June 1, 2022 for calendar year 2021); and (ii) a one-time notification within one month of opening, closing, or changing details of an offshore brokerage account. You should consult your personal tax advisor to ensure compliance with applicable requirements.

Anti-Corruption Information. Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Company). Accordingly, you should inform the Company if you are covered by these laws because, in such case, you should not hold shares of Class A Common Stock acquired under the Plan.

Labor Law Information. If you continue to hold shares of Class A Common Stock acquired at vesting of the Restricted Stock Units after an involuntary termination of your Continuous Service you may not be eligible to receive unemployment benefits in Russia (to the extent applicable).

SAUDI ARABIA

Terms and Conditions

Cash Settlement. Notwithstanding any provision in the Agreement to the contrary, any vested Restricted Stock Units shall be settled by payment in cash or its equivalent of an amount equal in value to the shares of Class A Common Stock subject to the vested Restricted Stock Units. Any references to the issuance of shares of Class A Common Stock in any documents related to the Restricted Stock Units shall not be applicable. Notwithstanding the foregoing, in the event the settlement of the Restricted Stock Units in cash becomes unnecessary, the Company reserves the right to settle Restricted Stock Units in shares of Class A Common Stock, in its discretion.

SINGAPORE

Terms and Conditions

Restriction on Sale of Shares. The RSU Award is subject to section 257 of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and you will not be able to make any subsequent offer to sell or sale of the shares of Class A Common Stock in Singapore, unless such offer or sale is made (1) after six (6) months from the Grant Date; (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA; or (3) pursuant to and in accordance with any the conditions of any applicable provision of the SFA.

Notifications

Securities Law Information. The offer of the Plan, the RSU Award, and the issuance of the underlying shares of Class A Common Stock at vesting are being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Obligation. You acknowledge that if you are a director, associate director or shadow director of a Singapore Subsidiary, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when you receive an interest (e.g., RSU Award or shares of Class A Common Stock) in the Company or any Subsidiary within two business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when the shares of Class A Common Stock are sold), or (iii) becoming a director, associate director or shadow director.

SOUTH AFRICA

Terms and Conditions

Withholding Obligations. The following provision supplements Section 4 of the Global RSU Award Agreement:

You are required to immediately notify the Employer of the amount of any gain realized at vesting of the Restricted Stock Units. If you fail to advise the Employer of such gain, you may be liable for a fine.

Notifications

Securities Law Information. In compliance with South African securities laws, the documents listed below are available on the following Company websites:

i.	a copy of the Company’s most recent annual report (i.e., Form 10-K) is available on the Company’s website at https://ir.uipath.com; and

ii.	a copy of the Plan Prospectus is available at https://ir.uipath.com.

A copy of the above documents will be sent to you free of charge on written request to equity@uipath.com. In addition, you should contact your tax advisor for specific information concerning your personal tax situation with regard to Plan participation.

Exchange Control Information. You are solely responsible for complying with applicable South African exchange control regulations, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws. In particular, if you are a resident for exchange control purposes, you are required to obtain approval from the South African Reserve Bank for payments (including payment of proceeds from the sale of shares of Class A Common Stock) that you receive into accounts based outside of South Africa (e.g., a U.S. brokerage account). Because the exchange control regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of shares of Class A Common Stock under the Plan to ensure compliance with current regulations.

SOUTH KOREA

Notifications

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). You should consult with your personal tax advisor to determine how to value your foreign accounts for purposes of this reporting requirement and whether you are required to file a report with respect to such accounts.

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements Section 6 of the Global RSU Award Agreement:

In accepting the RSU Award, you consent to participate in the Plan and acknowledge that the Plan was made available to you and that you read a copy of the Plan and you consent to the terms and conditions of the Agreement and acknowledge having received and read a copy of the Agreement.

You understand and agree that, as a condition of the RSU Award grant, your termination of Continuous Service for any reason (including for the reasons listed below) will automatically result in the forfeiture of the RSU Award and loss of the shares of Class A Common Stock that may have been granted to you and that have not vested as of the date of your termination of Continuous Service.

In particular, you understand and agree that the RSU Award, will be forfeited without entitlement to the underlying shares of Class A Common Stock or to any amount as indemnification in the event of your termination of Continuous Service prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, adjudged or recognized to be with or without good cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Company, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, you understand that the Company has unilaterally, gratuitously and discretionally decided to grant the Restricted Stock Units under the Plan to employees of the Company. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company on an ongoing basis. Consequently, you understand that the RSU Award, is granted on the assumption and condition that the RSU Award, and the shares of Class A Common Stock underlying the RSU Award, shall not become a part of any employment or service contract with the RSU Award, and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that the RSU Award, would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any RSU Award, granted to you shall be null and void.

Notifications

Exchange Control Information. The acquisition, ownership and sale of shares of Class A Common Stock under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Industry, Tourism and Commerce. Generally, the declaration must be made in January for shares owned as of December 31 of the prior year and/or shares acquired or disposed of during the prior year; however, if the value of shares acquired or disposed of or the amount of the sale proceeds exceeds €1,502,530 (or if you hold 10% or more of the share capital of the Company), the declaration must be filed within one month of the acquisition or disposition, as applicable.

In addition, you may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including shares of Class A Common Stock acquired under the Plan), and any transactions with non-Spanish residents (including any payments of shares of Class A Common Stock made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.

Foreign Asset/Account Reporting Information. To the extent that you hold rights or assets (i.e., cash or shares of Class A Common Stock held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Class A Common Stock, cash, etc.) as of December 31 each year, you are required to report information on such rights and assets on your tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. You should consult with your personal tax and legal advisors to ensure that you are properly complying with your reporting obligations.

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of this RSU Award. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

SWEDEN

Terms and Conditions

Withholding Obligations. This provision supplements Section 4 of the Global RSU Award Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 4 of the RSU Award Agreement, in accepting the RSU Award grant, you authorize the Company and/or the Employer to withhold shares of Class A Common Stock or to sell shares of Class A Common Stock otherwise deliverable to you upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer has an obligation to withhold such Tax-Related Items.

SWITZERLAND

Notifications

Securities Law Information. The RSU Award grant is not intended to be publicly offered in or from Switzerland. Because it is considered a private offering, it is not subject to securities registration in Switzerland. Neither this document nor any other materials relating to the Restricted Stock Units (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”); (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than a participant; or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for employees of the Company or one of its subsidiaries or affiliates. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

THAILAND

Notifications

Exchange Control Information. If you realize US$1,000,000 or more in a single transaction from the sale of shares of Class A Common Stock following the vesting and settlement of Restricted Stock Units or the receipt of a cash dividend paid on such shares of Class A Common Stock must repatriate the proceeds to Thailand and then either convert such proceeds into Thai Baht or deposit the proceeds into a foreign currency account opened with any commercial bank in Thailand within 360 days of repatriation. Further, for repatriated proceeds of US$1,000,000 or more, you must provide details of the transaction (i.e., identification information and purpose of the transaction) to the receiving bank. If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand. You are personally responsible for complying with exchange control restrictions in Thailand.

Because exchange control regulations change frequently and without notice, you should consult your personal legal advisor to ensure compliance with applicable exchange control laws in Thailand.

TURKEY

Notifications

Securities Law Information. The RSU Award is made available only to employees of the Company or its Affiliates, and the offer of participation in the Plan is a private offering. you are not permitted to publicly offer any shares of Class A Common Stock acquired under the Plan in Turkey unless such public offering is approved by the Turkish Capital Markets Board in accordance with Turkish laws. The shares of Class A Common Stock are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “PATH” and shares of Class A Common Stock acquired under the Plan may be sold through this exchange.

Exchange Control Information. Exchange control regulations require Turkish residents to conduct any activity related to investments in foreign securities through a bank or financial intermediary institution licensed by the Turkish Capital Markets Board. You should consult your personal legal advisor to ensure compliance with applicable requirements.

UKRAINE

Terms and Conditions

Immediate Sale. Notwithstanding the foregoing, the Company reserves the right to (i) require that you sell all shares of Class A Common Stock underlying the Restricted Stock Units, either immediately upon receipt of such shares of Class A Common Stock or upon termination of your service, or (ii) settle the Restricted Stock Units in cash, if it determines it is necessary or advisable to do so in light of regulatory requirements in Ukraine. In the event that the Restricted Stock Units are settled in cash, the amount of the cash payment shall be based on the fair market value of the shares of Common Stock on the date the shares of Class A Common Stock would otherwise be issued to you.

UNITED ARAB EMIRATES

Notifications

Securities Law Notification. The Agreement, the Plan, and other incidental communication materials related to the Restricted Stock Units are intended for distribution only to employees of the Company and its Affiliates for the purposes of an incentive scheme.

The Emirates Securities and Commodities Authority and the Central Bank have no responsibility for reviewing or verifying any documents in connection with this statement. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this statement nor taken steps to verify the information set out in it, and have no responsibility for it.

The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities.

If you do not understand the contents of the Agreement or the Plan, you should consult an authorized financial adviser.

UNITED KINGDOM

Terms and Conditions

Withholding Obligations. This provision supplements Section 4 of the Global RSU Award Agreement:

Without limitation to this Section 4, you hereby agree that you are liable for any Tax-Related Items related to your participation in the Plan and hereby covenants to pay such Tax-Related Items, as and when requested by the Company or (if different) the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and (if different) the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the indemnification provision in this Section 4, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the amount of any income tax due but not collected from or paid by you within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the Withholding Obligation occurs may constitute an additional benefit to you on which additional income tax and National Insurance Contributions (“NICs”) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to Her Majesty’s Revenue and Customs under the self-assessment regime and for paying the Company and/or the Employer the amount of any employee NICs due on this additional benefit, which the Company and/or the Employer may recover at any time thereafter by any of the means referred to in this Agreement.

Joint Election for Transfer of Liability for Employer NICs. You agree to accept liability for any secondary Class 1 NICs that may be payable by the Employer in connection with any event giving rise to tax liability in relation to the RSU Award (the “Employer NICs”). You agree that the Employer NICs may be collected by the Company or, if different, the Employer using any of the methods described in Section 4 of the Agreement. Without prejudice to the foregoing, you agree to execute a joint election with the Company or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to you. You further agree to execute such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of your Joint Election.

If you do not enter into the Joint Election prior to the vesting of the RSU Award or any other event giving rise to Tax-Related Items, you will not be entitled to vest in the Restricted Stock Units and receive shares of Class A Common Stock (or receive any benefit in connection with the Restricted Stock Units) unless and until you enter into the Joint Election, and no shares of Class A Common Stock or other benefit will be issued to you under the Plan, without any liability to the Company or the Employer.

You must enter into the Joint Election attached to this Appendix concurrent with the execution of the Agreement.

UNITED STATES OF AMERICA

Any U.S. subsidiaries of the Company must be approved by the Company’s Board or Compensation Committee thereof prior to participating in the Plan.

VIETNAM

Terms and Conditions

Cash Settlement. Notwithstanding any provision in the Agreement to the contrary, any vested Restricted Stock Units shall be settled by payment through local payroll in cash or its equivalent of an amount equal in value to the shares of Class A Common Stock subject to the vested Restricted Stock Units. Any references to the issuance of shares of Class A Common Stock in any documents related to the Restricted Stock Units shall not be applicable. Notwithstanding the foregoing, in the event the settlement of the Restricted Stock Units in cash becomes unnecessary, the Company reserves the right to settle Restricted Stock Units in shares of Class A Common Stock, in its discretion.

Attachment to Appendix for the United Kingdom

UIPATH, INC.

2021 EQUITY INCENTIVE PLAN

ELECTION

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A.

The individual who has obtained authorized access to this Election (the “Employee”), who is employed by a company listed in the attached Schedule (the “Employer”) and who is eligible to receive restricted stock units (“Awards”) pursuant to the UiPath, Inc. 2021 Equity Incentive Plan (together, the “Plan”), and

B.

UiPath, Inc., with its registered office at 90 Park Avenue, 20th Floor, New York, NY 10016 U.S.A. (the “Company”), which may grant Awards under the Plan and is entering into this Election on behalf of the Employer.

1.	Introduction

1.1	This Election relates to all Awards granted to the Employee under the Plan up to the termination date of the Plan.

1.2	In this Election the following words and phrases have the following meanings:

“Taxable Event” means any event giving rise to Relevant Employment Income.

“Relevant Employment Income” from Awards on which employer’s National Insurance Contributions become due means:

(i)	an amount that counts as employment income of the earner under section 426 ITEPA (restricted securities: charge on certain post-acquisition events);

(ii)	an amount that counts as employment income of the earner under section 438 of ITEPA (convertible securities: charge on certain post-acquisition events); or

(iii)	any gain that is treated as remuneration derived from the earner’s employment by virtue of section 4(4)(a) SSCBA, including without limitation:

(A)	the acquisition of securities pursuant to the Awards (within section 477(3)(a) of ITEPA);

(B)	the assignment (if applicable) or release of the Awards in return for consideration (within section 477(3)(b) of ITEPA);

(C)	the receipt of a benefit in connection with the Awards, other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA).

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“SSCBA” means the Social Security Contributions and Benefits Act 1992.

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1.3

This Election relates to the employer’s secondary Class 1 National Insurance Contributions which may arise in respect of Relevant Employment Income (the “Employer’s Liability”) pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

1.4

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

1.5

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

2.	The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability is hereby transferred to the Employee. The Employee understands that, by accepting the Awards (whether by signing the Grant Notice or via the Company’s designated electronic acceptance procedures) or by separately signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

3.	Payment of the Employer’s Liability

3.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Awards; and/or

(iv)	by any other means specified in the applicable award agreement.

3.2

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities in respect of the Awards to the Employee until full payment of the Employer’s Liability is received.

3.3

The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Taxable Event occurs (or within 17 days after the end of the UK tax month during which the Taxable Event occurs if payments are made electronically).

4.	Duration of Election

4.1

The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

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4.2

Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the Awards in circumstances where section 483 of ITEPA applies.

4.3	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HM Revenue & Customs withdraws approval of this Election; or

(iv)

after due payment of the Employer’s Liability in respect of the entirety of the Awards to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

4.4	This Election will continue in force regardless of whether the Employee ceases to be an employee of the Employer.

Acceptance by the Employee

The Employee acknowledges that, by accepting the Awards (whether by signing the Agreement or via the Company’s designated electronic acceptance procedures) or by separately signing or electronically accepting this Election, the Employee agrees to be bound by the terms of this Election.

Signed

The Employee

Acceptance by the Company

The Company acknowledges that, by arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signed for and on behalf of the Company

[insert name]
[insert title]

A-3

SCHEDULE OF EMPLOYER COMPANIES

The employer companies to which this Election relates are:

Name	UiPath UK Ltd.
Registered Office:	Spaces Fitzrovia, 79 Harley Building, New Cavendish, London, England, W1W 6XB
Company Registration Number:	9932290
Corporation Tax District:	475 (Cumbernauld)
Corporation Tax Reference:	2864924716
PAYE Reference:	475/GB37851

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